Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams/Tim Smith, Media Relations       Hil Davis, Investor Relations

                (972) 770-4967 / (972)770-4959                     (972) 770-7228

BRINKER INTERNATIONAL ANNOUNCES PLANNED MANAGEMENT TRANSITION

DALLAS (June 5, 2003) - The Board of Directors of Brinker International, Inc. (NYSE: EAT) announced today that Ron McDougall advised the Board that he has decided to relinquish his responsibilities as Chief Executive Officer effective January 1, 2004.  In accordance with the Company's established succession plan, Ron will continue to serve as Chairman of the Board and Doug Brooks, currently President and Chief Operating Officer, will become CEO on that date and will also continue as President.

Marvin Girouard, Chairman and CEO of Pier 1 Imports, Inc., member of the Company's Board of Directors and Chairman of the Executive Session stated, on behalf of the Board: "Ron has been a tremendous leader of this company over the past 20 years, and his strategic vision has driven this company to its outstanding record of growth and industry leadership.  He has been instrumental in assembling the Company's premier portfolio of casual dining concepts. The Board is grateful for Ron's continued commitment to the company in his role as Chairman, and we are equally confident Doug will continue to build on the foundation Ron has in place."

"Doug has been a great partner and friend over the 20 years that we have worked closely  together," said Ron McDougall.  "I have complete confidence in his ability to lead Brinker going forward."

"I appreciate the support and confidence the Board has shown in me, and I look forward to the opportunity to lead the Company forward," said Doug Brooks.  "We have an outstanding leadership team in place at all levels of the Company, and I am confident that the Company will continue to produce outstanding results for its shareholders and guests."

Mr. Brooks joined the Company in 1978 as an assistant manager at Chili's, and became President and Chief Operating Officer in January 1999, after serving as the President of Chili's Grill and Bar.  Mr. Brooks serves on the Board of Directors for Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital. Doug and his wife Holly have two sons, Taylor 21, and Kyle, 16.

Brinker International either owns, operates, franchises, or is involved in the ownership of 1,389 restaurants under the names Chili's Grill & Bar (890 units), Romano's Macaroni Grill (200 units), On The Border Mexican Grill & Cantina (134 units), Maggiano's Little Italy (25 units), Cozymel's Coastal Grill (16 units), Corner BakeryCafe (86 units), Big Bowl Asian Kitchen (18 units), and Rockfish Seafood Grill (20 units).